Exhibit 99.1

Cathal Phelan Joins Impinj Board of Directors

SEATTLE, September 6, 2019 – Impinj, Inc. (NASDAQ: PI), a leading provider and pioneer of RAIN RFID solutions, today announced that Cathal Phelan has joined its board of directors.

“We are thrilled to have Cathal join our board. His business leadership, 30 years of engineering experience, and broad semiconductor background stood out through our thorough search. Cathal will strengthen the board independence we value at Impinj,” said Impinj Board Chair Peter van Oppen.

“Cathal’s deep understanding of radio technologies and solutions, as well as his history leading advanced technology businesses will serve us well,” said Impinj CEO Chris Diorio. “We will also benefit significantly from his extensive experience managing all aspects of intellectual property.”

Phelan is currently CEO of Rapt Touch, Inc., a leading provider of touchscreen technology, and a consultant on business strategies, intellectual property management, and systems and semiconductor designs. He previously served as CEO of Ubicom, Inc., and led several business units and served as chief technical officer over his 20-year tenure at Cypress Semiconductor Corporation. Phelan has served on boards of directors for both public and private technology companies. He holds bachelors’ degrees in mathematics and electronic engineering and a master’s degree in microelectronic engineering from Trinity College Dublin in Ireland.

About Impinj:

Impinj (NASDAQ: PI) wirelessly connects billions of everyday items such as apparel, medical supplies, and automobile parts to consumer and business applications such as inventory management, patient safety, and asset tracking. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things. www.impinj.com

Media Contact:

Jill West

Sr. Director, Marketing Communications

Impinj, Inc.

+1-206-834-1110